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May 15, 2000

Mr. Joe Arciniega




RE:  OFFER OF AMENDED TERMS OF EMPLOYMENT

Dear Joe:

As an inducement to your continuing to remain employed by ShopNow.com Inc. on a terminable-at-will basis, the board of directors and I are pleased to offer you the following amended and improved terms of employment in your capacity as ShopNow's President and Chief Operating Officer.

You will continue to report directly to ShopNow's Chairman and CEO (Dwayne Walker). Your annual salary will continue to be a minimum of $250,000 and will be paid twice per month on the 15th and the last day of the month. You will also be eligible for management bonuses, which may or may not be allocated by ShopNow's CEO and board of directors.

All options previously granted to you will remain in effect. You will receive additional option grants as follows:

1. You will be granted an option to purchase 500,000 shares on May 23, 2000 at an exercise price equal to the average closing price of the five consecutive trading days ending on May 22, 2000. The option will vest in eight equal quarterly increments over a two year period beginning on the date the option is granted.

If a Change in Control occurs while you remain employed by ShopNow, or if your employment is terminated by ShopNow in connection with or in anticipation of a Change in Control, all options described above shall be granted to you (if not previously granted) and vest immediately before the consummation of the Change in Control. "Change in Control" is defined as: (a) the merger, consolidation, share exchange or similar transaction between ShopNow and another person or entity, other than a merger in which both (i) ShopNow is the surviving corporation and (ii) the equity in ShopNow immediately before the consummation of the merger represents at least 51% of the aggregate voting power of the surviving corporation's voting securities, or (b) the sale or transfer (in one transaction or a series of transactions) of all or substantially all of ShopNow's assets to another person or entity, whether assisted or unassisted, voluntary or involuntary.


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Joe Arciniega
Page 2

If you become entitled to accelerated vesting of stock options as a result of a Change in Control, and if the value of that vesting acceleration constitutes a "parachute payment" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, or any successor statute then in effect (the "Parachute Payment"), then ShopNow shall make a payment to you (the "Gross-Up Payment") equal to the amount necessary so that the net amount that you retain from the acceleration of vesting, after subtracting the parachute excise tax imposed by
Section 4999 of the Code, as amended, or any successor statute then in effect (the "Excise Tax"), and after also subtracting all federal, state and local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount you would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been made. The Gross-Up Payment shall be calculated and paid to you as soon as reasonably practical after you reasonably determine, and notify ShopNow, that you have incurred an Excise Tax liability. In calculating the amount of the Gross-Up Payment it shall be conclusively presumed that you are paying federal income taxes at the highest marginal personal income tax rate, and that you are paying state and local income taxes (if any apply) at the highest marginal rate(s) in the locality of your residence as of the date the Excise Tax is incurred, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

The number of options described above will be adjusted to account for any stock split, stock dividend or similar transaction.

Any dispute regarding any of these stock options that cannot be resolved by agreement shall be decided by the trier of fact (judge or jury) and any provision in any stock option grant agreement, stock option plan or otherwise that grants discretion to the Company or any other party to interpret the terms of these options or to determine disputes regarding these options shall be disregarded. All of these stock options shall have a life of 10 years from date of grant. In the event your employment by ShopNow ends, and regardless of the reason it ends, you will have at least 12 months after your employment ends to exercise any and all of these stock options that have vested, notwithstanding the contrary terms of any stock option grant agreement, stock option plan or other writing.

If ShopNow terminates Mr. Arciniega, breaches this agreement (and fails to correct breach within 30 days of notice), or causes Mr. Arciniega to resign by materially reducing his compensation, changing his job title without his consent, materially reducing his job responsibilities or stature, or requiring that he relocate outside the greater Seattle area, ShopNow shall continue to pay Mr. Arciniega's salary for 12 months from termination and continue to provide all benefits for 12 months, and all unvested options granted to Mr. Arciniega shall immediately vest.

If Mr. Arciniega resigns from ShopNow on or before December 31, 2000, ShopNow shall pay Mr. Arciniega three months of salary, plus continue all benefits for three months. If Mr. Arciniega resigns from ShopNow after December 31, 2000, ShopNow shall pay Mr. Arciniega 12 months of salary, plus continue all benefits for 12 months.

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Joe Arciniega
Page 3

ShopNow will pay the out-of-pocket legal fees Mr. Arciniega incurred in connection with the drafting and negotiation of these amended terms of employment.

Mr. Arciniega will participate in the benefits we offer generally to our employees. You will receive four weeks of vacation per year. You will only be allowed to take up to two weeks of vacation in any six-month period.

By signing this letter, you acknowledge that you are not relying on any promises that are not set out in this letter in deciding to continue your employment with us. Further, you reaffirm your Employee Intellectual Property Agreement (Confidentiality, Invention Assignment, Non-Raiding and Non-Competition), which you signed upon commencing employment with ShopNow.

We wish to emphasize again the importance we place on the proper treatment of any confidential information with which you may have come into contact in the past. We offered you this job based on your skills and abilities and not your possession of any trade secret, confidential or proprietary information. We require that you not obtain, keep, use for our benefit or disclose to us any confidential, proprietary or trade secret information that belongs to others, unless the party who has the rights to the information expressly consents in writing in advance. Also, by signing below you again affirm, except as disclosed to ShopNow previously, that you are not a party to any agreements, such as non-competition agreements, that would limit your ability to perform your duties for ShopNow.

The employment opportunity that we offer is of indefinite duration and will continue as long as both you and ShopNow consider it of mutual benefit. Either you or ShopNow is free to terminate the employment relationship at any time, with or without cause. Any statements to the contrary are not authorized and may not be relied upon. No one except ShopNow's President and CEO has authority to bind the parties to an agreement that conflicts with our policy of employment at will, and any such agreement must be in writing and signed by ShopNow's President and CEO.

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Joe Arciniega
Page 4

Please indicate your acceptance of these amended terms of employment by signing and returning to me one of the two copies of this letter.

Sincerely,

/s/ Dwayne Walker

Dwayne Walker
Chairman and CEO


ACCEPTED:



/s/ Joe Arciniega
---------------------------------
Mr. Joe Arciniega

Dated: May 15, 2000
      ---------------------------

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                        AMENDMENT TO EMPLOYMENT AGREEMENT

The letter agreement (the "Agreement") dated May 15, 2000 between Network Commerce Inc. (formerly ShopNow.com Inc.) and Joe Arciniega is hereby amended as follows:

1. The exercise price on the option grant shall be equal to the closing sales price of the Company's common stock on Friday, May 26,2000.


All other terms or conditions of the Agreement are unchanged by this Amendment.




NETWORK COMMERCE INC.               Joe Arciniega


By /s/ Dwayne Walker                /s/ Joe Arciniega